Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

      1. Lotus Technologies, Inc. — California

      2. Intevac Foreign Sales Corporation — Barbados

      3. Intevac Asia Private Limited — Singapore

      4. Intevac Malaysia Sdn Bhd — Malaysia

      5. IRPC, Inc. — California